TEREX CORPORATION AUGUST 4, 2005
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                       CONFERENCE CALL PREPARED STATEMENTS
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Ronald M. DeFeo: Good morning ladies and gentlemen and thanks for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer; Tom Gelston, Director of Investor Relations and Corporate Communications; and available to answer your questions will be our operating team consisting of Chris Ragot from Roadbuilding and Utilities; Bob Wilkerson for Aerial Work Platforms; Rick Nichols for Materials Processing & Mining; Colin Robertson from our Terex Construction product line; and Steve Filipov for our Terex Cranes business.

As has been our tradition, I plan to make some opening overview comments, then Phil will follow up and give you a specific summary of financial performance, then I will return and provide comments on individual sector performances. We will then open it up to your questions. I ask you to limit your questions to one and then a follow-up in an effort to get to everyone. We will try to limit this call to an hour or less if possible.

A replay will be available shortly after the conclusion of the call and can be accessed until Thursday, August 11, 2005 at 5:00 p.m., Eastern Time. To access the replay, please call (800) 642-1687 or international (706) 645-9291 and enter conference id #8266315 or look at our website.

So let me begin.

Overall Terex had an outstanding second quarter. Excluding the impact of special items, earnings per share were $1.58 and we achieved a net income level of $80.5 million in the quarter. This compares with the prior year of $52.3 million or $1.03 per share excluding special items in the year ago period. We are pleased with this operating performance and believe we continue to benefit from positive end-markets and a maturing Terex Corporation reflecting a number of the initiatives underway during and started over the past several years.

Net revenue for the quarter was $1,764 million or a 32% increase.

Reflecting on revenue for the first half of this year, Terex had revenue of $3.2 billion or, said differently, in the first six months of the year, we have achieved a revenue level of about 83% of Terex's entire 2003 revenue level. As many of you know, we established a goal 18 months ago to be "Six in `06" or $6 billion of revenue in 2006. It looks like we may achieve $6 billion of revenue in 2005. This really reflects two things. First, the strength of our overall end-markets which are more positive than I had expected when we set this goal and secondly the continued development of the Terex franchise overall, which I think is right on track.

Terex as a corporation has never been stronger. Our financial and marketplace opportunities nevertheless still have a lot of runway to improve and with that I will turn it over to Phil.

Philip C. Widman: Thanks Ron, and good morning.
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Before I begin, let me remind you that we will discuss expectations of future events and performance of the company on today's call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions, and other factors. A fuller description of

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the factors that affect future expectations is included in the press release and our other public filings. I encourage you to read them.

We are nearing the completion of the restatement process, audit and assessment of internal control over financial reporting. While no assurance can be made, it is management's current expectation that the financial statements for the year ended December 31, 2004 and prior periods will be filed on or before August 15, 2005. We expect the impact on our total stockholders equity at December 2003 to not be material.

For the second quarter, we reported net income of $78.8 million or $1.54 per share compared to net income of $59.1 million, or $1.17 per share in the second quarter of 2004. Excluding the impact of special items, net income for the second quarter of 2005 was $80.5 million, or $1.58 per share, on sales of $1,764 million, compared to $52.3 million, or $1.03 per share on sales of $1,336 million in 2004. The estimated tax rate for the current quarter was 33.8% compared to 19.7% in the comparable 2004 period. The 2004 rate was lower due mainly to the strong performance of the Terex Fermec business, where it was determined that we would be able to realize the benefits of certain tax assets, and therefore, the valuation allowance held for this business was released.

Net sales for the second quarter of 2005 increased 32% over 2004 due to improving market conditions in most of our business segments. Foreign exchange impact on revenue accounted for approximately 3% of the increase, while the acquisition of Reedrill at the end of 2004 added roughly 2%.

Gross profit excluding special items increased to $285 million for the second quarter of 2005 from $204.9 million for the second quarter of 2004, reflecting the impact of increased volume and pricing actions, dampened by the impact of material cost increases, mainly steel. You will recall that the increases in steel costs were just starting to materialize in the second quarter of 2004, as they accelerated through the latter part of the year. Gross margin increased roughly 9/10ths of a percentage point, reflecting these impacts over the prior year from 15.3% to 16.2%.

SG&A expenses excluding special items increased to $140.4 million from $117.6 million for the second quarter of 2004. The increase is split between sales costs, which are a function of the volume increase, and administrative costs, which have increased in support of Terex Business System efforts, as well as external professional fees to assist in the restatement, Sarbanes Oxley and audit processes. Overall this achieves a level of 8.0% of sales, 8/10ths of a percentage point better than 2004, as we continue to focus on cost management.

Second quarter income from operations, a pre-tax measure, excluding special items, increased by 66% to $144.6 million from $87.3 million in the comparable period for 2004. Operating margin increased to 8.2% from 6.5% in 2004 and this represents an incremental margin improvement of roughly 13% on the volume change.

Our net debt decreased in the quarter by $139 million to $733 million, and for the six months to date decreased by $47 million. This performance is ahead of our previous expectations for this time of year, as we continue our focus on working capital management in a growth environment. We ended the second quarter with working capital as a percentage of second quarter annualized sales of 16.8% compared to the second quarter of 2004 of 18%. We expect to end 2005 at the 18% level.

Cash flow from operations is expected to be between $275 to $300 million for the full year 2005. We will continue our debt reduction efforts this year, targeting a $200 million reduction, plus positioning our balance sheet to retire high cost

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debt, mainly our 10 3/8% Notes that are callable in April 2006. You will recall that this represents $300 million of our overall debt portfolio.

I commented earlier on the second quarter tax rate of 33.8%. We expect a full year rate of 35% consistent with our prior guidance, where we indicated that our rate would move closer to statutory rates, excluding the impact of discrete items.

Our weighted average interest rate on total debt was 7.6% for the second quarter up from 6.6% for the comparable 2004 period.

Ron back to you---

Ronald M. DeFeo: Thank you Phil.
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I'd now like to start with the discussion of Terex Construction. Our
Construction business had a strong second quarter. Revenues were $604.5 million or up 27% versus the prior year period. The business was generally strong across the board with the Heavy, Scrap Handling and Mobile Crushing and Screening businesses the strongest. The Compact side of this business was a bit slower compared to the other businesses, but still quite positive. The operating margin for this business was 8.0% of revenue compared with 6.6% in the prior year period. Backlog is also up versus the prior year at $232.3 million or up 7%. We believe the positive impact of pricing actions earlier in the year helped us mitigate cost pressures from components and raw materials such as steel, and we expect this trend to continue as the new pricing levels flow through our backlog. The programs initiated in 2004 and early 2005 continue to be working. We are implementing lean manufacturing methods and we are at the early stages of progress here. We are also benefiting from the Atlas restructuring that we completed in 2004. We now have a number of active projects in China and expect that, as we enter 2006, we will see some of the benefits of sourcing from these initiatives.

The Terex Cranes business continued to make steady progress also. In the quarter, revenue was up 23% compared to the prior year of $341.5 million at that level. On a year-to-date basis, revenue is up 32%. Leading our revenue increases were our Tower and European based businesses, mainly the business we export from Europe to the rest of the world. The operating profit in the quarter achieved a level of $15.7 million or 4.6% of revenue which is still meaningfully below our goals. Contributing to this from a positive perspective was our Tower crane business and on the negative side we had some European employee profit sharing costs as well as some bad debt provisions that we needed to accrue in this quarter. Furthermore, the North American business continues to struggle to meet our profitability objectives. However, we have made a number of changes and we think these will pay off in the near term. We are sourcing a number of components and have proven this out at Terex's Acuna, Mexico facility which we acquired in late 2004. These have significant cost reduction benefits on our sourcing. Furthermore, we have increased our direct workforce at Waverly by over 40% and as of the 27th of June, 2005, we started production on a second shift. These actions, we feel, will allow us to reduce the significant and now higher priced backlog that we currently maintain and meet the demands of a recovering marketplace while being more efficient overall. Starting next week, we also have a new leader of our North American Crane business joining the Company and reporting to Steve Filipov. We look forward to his leadership. We expect to continue the lean initiatives underway in Terex Cranes both in Europe and in North America. Opportunities for significant improvements in working capital management as well as better customer practices are still in front of us in this segment.

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The Terex Aerial Work Platforms group had a tremendous quarter. Revenue in the quarter was up 46% and on a year-to-date basis up 52%. We are benefiting from a strong market overall reflecting the significant changes that have taken place in the Aerial Work Platforms market over the past 5 to 7 years. Our operating margin came in at 13% of revenue, down slightly from the 13.4% of last year, and on a year-to-date basis operating profit was 11.4% down versus the 12.7% in the 2004 period. We do believe, now, that our pricing has generally caught up with our input cost, but we do expect additional cost increases and therefore are planning significant price increases as we look out to 2006. For product ordered now and shipped after January 1, 2006, we have begun to introduce a new greatly simplified pricing structure which is designed to insure more consistent pricing across our AWP product lines. In addition this new structure better reflects the value that is in our products and makes it easier for our customers to do business with Terex. Some of the learning that has taken place at our AWP segment on pricing will also be applied to other Terex businesses, as we have hired some consulting assistance to teach us improved practices in this important area.

It is encouraging to note that our Telehandler business posted a 75% increase in year over year business and we are taking advantage of cross-selling opportunities with this product. Obviously a backlog of $420.5 million is significant for this business and remains a positive statement for this business' future. We continue to work on implementation of the Terex Business System at our Aerial Work Platform business and to utilize some of the learning historically from this sector to our other businesses.

Our Terex Materials Processing & Mining sector had a strong quarter overall. Revenue was up 67% and, excluding the Reedrill acquisition, revenue increased 43% compared to the prior year period. Operating earnings from this sector were $20.0 million or 9.0% of revenue. This is nearly 2 margin points ahead of the prior year period. We continue to expect strong demand from this sector in the second half and throughout 2006 and probably through 2007. The underlying fundamentals here remain encouraging. Obviously what is driving this sector is a combination of both high commodities pricing and a strong demand for Materials Processing equipment.

The last sector, Terex Roadbuilding, Utility Products and Other, had an improved performance. Nevertheless, the opportunities for improvement here remained significant. In the quarter, revenue was $252.9 million, up approximately 18% from the prior year period. Most of these gains came from our concrete mixing truck business and Tatra. We are pleased with the operating profit improvement at $10.7 million versus $2.7 million last year. Nevertheless this margin is still low at 4.2%. The change year over year is a result of operational improvements at our Roadbuilding business and solid performances in the other areas, in particular the concrete truck and Tatra businesses. We still have a lot of work to do in the Roadbuilding and Utilities businesses but progress is clearly underway. We are improving our products, focusing on fewer products, implementing lean manufacturing processes in the factories, and improving our aftermarket products support. This is critical for our customer satisfaction levels. We are obviously encouraged by the recent passage of the Federal Highway Bill and think this will provide an overall positive environment for some of our asphalt and concrete plant products which have lagged. Our asphalt paver business on the other hand has had very strong performance.

Now let me turn our attention to the Overall Outlook for the Company. We remain quite enthusiastic about the prospects for this year. We continue to see strong order activity, evidenced by both current revenue and our backlog which is up 50% versus the backlog at this time last year. As you know, we have structured our Company to reward our leadership on the basis of Return on Invested Capital and we think this is the most appropriate measure for value creation. At the end

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of this past quarter, our trailing performance was 17% ROIC, demonstrating continued improvement toward our goal of 20% for the full year. We are optimistic that we will equal or beat this target.

I'd like to stress again that we have a number of product categories that are just turning positive. This would be our Roadbuilding and Utilities businesses and our Terex Cranes business in North America. So we are quite pleased at how our revenue position is stacking up for both the balance of this year and into 2006. We are also pleased with the operating margin improvement in this quarter to 8%, and remain pretty focused on our goal established back in 2004 of achieving 10% operating margin. And lastly of course, the debt reduction that has been achieved, and we expect to be achieved in the second half of this year, is also a pretty important area to remember.

In the previous 2005 earnings per share outlook, we had increased the range to $3.50 to $3.70 per share. However, based on the current trend, we expect improved performance in 2005 with an EPS in the $3.90 to $4.10 range, excluding special items, for the Company. So we are encouraged by that.

Thank you and now I'd like to open it up for questions.  Thank you.